EXHIBIT 99.1

               Express Scripts Restructures PlanetRx Relationship
           Customers Continue to Receive Online Prescription Services
                  Noncash Charge to be Taken in Second Quarter

     ST. LOUIS, June 19, 2000 - Express Scripts, Inc. (Nasdaq: ESRX), today announced that it has restructured its relationship with PlanetRx.com, Inc. Members of health plans using Express Scripts' online pharmacy service will continue to be able to access PlanetRx.com for their prescription medications through Express Scripts' and PlanetRx.com's websites.

     Under the restructured agreement, which is scheduled to take effect on July 5, 2000, Express Scripts will retain its ownership of approximately 10.4 million common shares, or 9.9 percent, of PlanetRx.com, and will receive a cash payment of $8.0 million. Approximately $3.7 million of the fee represents the amount earned through the second quarter of 2000, and the remainder represents a fee for the termination of the existing contract. After this payment, no additional cash payments will be paid under the restructured agreement. Express Scripts will continue to utilize PlanetRx.com as its preferred online pharmacy.

     Express Scripts will record a pretax, noncash asset impairment charge of approximately $145 million and a separate related tax benefit of approximately $55 million in the second quarter of 2000 based on the current market value of PlanetRx.com. The effect of these two noncash items will be to reduce second quarter net income by approximately $90 million. Express Scripts is in the process of finalizing the actual impairment amount which will be reflected in its second quarter financial statements.

     Excluding the noncash items, Express Scripts does not expect the changes in the terms of the agreement to materially impact net income for 2000 or 2001. The company is taking steps to ensure that the elimination of PlanetRx.com cash payments beyond the third quarter will not result in a reduction in reported cash flow from operations or net income. This will be accomplished through the early completion of numerous Internet initiatives in the first half of the year and the elimination of co-marketing expenses with PlanetRx.com.

     "Although we are restructuring our agreement with PlanetRx.com, much of the intent of the original agreement is preserved in the restructured agreement. Our first priority is to continue to serve our clients and their members who are using the online pharmacy, and both companies are committed to provide members a more convenient, more complete online pharmacy experience," stated George Paz, senior vice president and chief financial officer of Express Scripts.

     "Express Scripts continues to be committed to building our Internet strategy. Our web-enabled operations are successfully delivering advanced Internet capabilities that narrow the information gap between provider, pharmaceutical company, and plan sponsor in ways that reduce errors and improve service quality," Paz stated. "The restructured agreement with PlanetRx.com will not have any material adverse effect on our Internet strategies. We're continuing to implement and develop expanded Internet capabilities to benefit our clients and their members."

     Under the terms of the October 1999 agreement between PlanetRx.com and Express Scripts, Express Scripts obtained a 19.9% ownership in PlanetRx.com. PlanetRx.com became the exclusive Internet pharmacy serving Express Scripts' plan members for five years, with a potential five-year extension. Under the agreement, PlanetRx.com was to pay Express Scripts annually fees in excess of $11.6 million for access to its membership and $3 million for the further development of Express Scripts' other Internet capabilities for five years. The company recorded a one-time noncash gain of approximately $183 million in the fourth quarter of 1999.

     Express Scripts provides fully-integrated PBM services, including network claims processing, mail-order pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services (which include development of data warehouses to combine medical claims and prescription drug claims, disease management support services and outcome assessments through the company's Health Management Services division and Practice Patterns Science, Inc. subsidiary), and informed decision counseling services through its Express Health Line SM division. The company also provides non-PBM services, including infusion therapy services through its Express
Scripts Infusion Services subsidiary and distribution services through its specialty Distribution subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

     This press release contains forward-looking statements, including, but not limited to, statements related to the Company's plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Specific factors that may impact these forward-looking statements include risks that the steps the Company is taking to mitigate the elimination of cash payments from PlanetRx.com will not be sufficient to fully offset the potential cash flow and net income impact. General factors that may impact these forward-looking statements include but are not limited to: (i) risks associated with successfully completing its Internet strategy; (ii) risks associated with the consummation and financing of acquisitions, including the ability to successfully integrate the operations of acquired businesses with our existing operations, client retention issues, and risks inherent in the acquired entities operations; (iii) risks associated with obtaining financing and capital; (iv) risks associated with our ability to manage growth; (v) competition, including price competition, competition in the bidding and proposal process and our ability to consummate contract negotiations with prospective clients; (vi) the possible termination of contracts with certain key clients or providers; (vii) the possible termination of contracts with certain pharmaceutical manufacturers, changes in pricing, discount, rebate or other practices of pharmaceutical manufacturers; (viii) adverse results in litigation; (ix) adverse results in regulatory matters, the adoption of adverse legislation or regulations, more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations; (x) developments in the healthcare industry, including the impact of increases in healthcare costs, changes in drug utilization patterns and introductions of new drugs; (xi) dependence on key members of management; (xii) our relationship with New York Life Insurance Company, which possesses voting control of the company; (xiii) other risks described from time to time in our filings with the Securities and Exchange Commission. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.